Exhibit 99.2

SOUTHERN CONNECTICUT BANCORP, INC.

Common Stock Award Agreement

(Southern Connecticut Bancorp, Inc. 2005 Stock Option and Award Plan)

Preamble

This common stock award agreement (the “Agreement”) is made and entered into as of _____________________, 20____ (the “Date of Grant”), by Southern Connecticut Bancorp, Inc. (the “Company”), and ______________________________ (the “Award Recipient”), a key employee of the Company. (Capitalized terms not otherwise defined herein are defined in Section 9 below).

1.  Shares Subject to the Restricted Stock Award.

Pursuant to the provisions of the Southern Connecticut Bancorp, Inc. 2005 Stock Option and Award Plan, as amended from time to time (the “Plan”), the Company hereby grants to the Award Recipient a restricted stock award (“Restricted Stock Award”) of _______________ shares of its Common Stock (the “Awarded Shares”) in consideration of services rendered or to be rendered by the Award Recipient to the Company, in accordance with and subject to all the terms and conditions of the Plan and subject to the terms and conditions hereinafter set forth. The Plan and any amendments are hereby incorporated by reference and made a part hereof.

2.  Terms and Conditions of the Restricted Stock Award.

The issuance of Awarded Shares pursuant to the Restricted Stock Award shall be subject to the following terms and conditions:

2.1  Withholding Taxes. Notwithstanding anything to the contrary in Section 2.4, the Company’s obligation to deliver Awarded Shares pursuant to this Restricted Stock Award shall be subject to the Award Recipient’s satisfaction of all applicable federal, state and local income and employment tax withholding obligations. Without limiting the generality of the foregoing, the Company shall have the right to deduct from payments of any kind otherwise due to the Award Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to any Awarded Shares issued pursuant to this Restricted Stock Award.

2.2  Performance Vesting of Awarded Shares. The Awarded Shares shall remain unvested and subject to the restrictions of this Section 2.2, Section 2.3 and Section 2.4 until such time (if at all) as the Awarded Shares vest in accordance with the following Schedule:

Date	Vested Awarded Shares

2.3  Forfeiture of Unvested Awarded Shares. Any Awarded Shares which remain unvested when the Participant fails to meet the Service Requirement (as described below) shall thereupon be forfeited to the Company without any further action by the Company or the Award Recipient. An Award Recipient shall be deemed to fail to meet the Service Requirement on the last day of the third month following termination of his or her Service without cause or by reason of death or Disability and on the date of termination of his or her Service for any other reason (including without limitation, termination for cause and any voluntary termination by the Award Recipient).

2.4  Restrictions on Transfer and Escrow of Unvested Awarded Shares; Delivery of Vested Shares; Stockholder Rights. The Award Recipient hereby agrees to the following conditions:

(a)  Awarded Shares which are not yet vested may not be sold, hypothecated or otherwise disposed of by the Award Recipient or anyone claiming through him or her.

(b)  Awarded Shares which are not yet vested shall be held in escrow by the Company. Upon the vesting of any Awarded Shares pursuant to Section 2.2, the Company shall, subject to Section 2.1, promptly cause a certificate to be issued for the aggregate number of Awarded Shares which have become vested and shall deliver such certificate to the Award Recipient.

(c)  Subject to the terms hereof, the Award Recipient shall have all the rights of a shareholder with respect to the Awarded Shares while they are held in escrow and prior to their forfeiture pursuant to Section 2.3, including, without limitation, the right to vote the Awarded Shares and receive any dividends thereon.

(d) Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Award Recipient and, unless otherwise determined by the Committee established pursuant to Section 3 of the Plan (the “Committee”), deposited by the Award Recipient, together with a stock power endorsed in blank (in the form as attached hereto or such other form as shall be acceptable to the Company), with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or its designee) shall deliver the certificates no longer subject to such restrictions to the Award Recipient or, if the Award Recipient has died, to the beneficiary designated by the Award Recipient, in a manner determined by the Committee, to receive amounts due or exercise rights of the Award Recipient in the event of the Award Recipient’s death (the “Designated Beneficiary”). In the absence of an effective designation by an Award Recipient, the Designated Beneficiary shall be the Award Recipient’s estate.

2.5  Transferability of the Restricted Stock Award. Except as otherwise provided in the Plan or in this Agreement, the Restricted Stock Award may not be transferred by the Award Recipient otherwise than by will or the laws of descent and distribution.

2.6  Investment Representation. The Award Recipient shall hold the Awarded Shares for investment and not with a view to, or for resale in connection with, any public distribution of such Shares, and if requested, shall deliver to the Company appropriate certification to that effect. This restriction shall terminate upon the registration of such Shares under federal and state securities laws or if, in the opinion of counsel for the Issuer, such Shares may be resold without registration.

2.7  Compliance with the Plan. The Award Recipient shall comply with all terms and conditions of the Plan (a copy of which is attached hereto) and of this Restricted Stock Award. All decisions under, and interpretations of, the provisions of the Plan and of this Restricted Stock Award by the Board or by the Committee shall be final, binding and conclusive upon the Award Recipient and anyone claiming through the Award Recipient.

3.  Right to Terminate.

Nothing contained in the Plan or in this Agreement shall restrict the right of the Company to terminate the employment of the Award Recipient or other Service by the Award Recipient at any time and for any reason, with or without notice.

4.  Change of Control.

Upon a change of control of the Company, outstanding Restricted Stock Awards shall be subject to the discretion of the Committee as set forth in Section 18 of the Plan.

5.  Adjustment in Shares.

Appropriate adjustment shall be made by the Committee in the number, kind and Award Price, if any, of the Awarded Shares issued pursuant to this Restricted Stock Award to give effect to any stock dividends, stock splits, stock combinations, recapitalizations and other similar changes in the capital structure of the Company after the Date of Grant of the Restricted Stock Award. In the event of a change of the Common Stock resulting from a merger or similar reorganization as to which the Company is the surviving corporation, the number, kind and Award Price, if any, of the Awarded Shares issued pursuant to this Restricted Stock Award shall be appropriately adjusted in such a manner as the Committee shall deem equitable to prevent dilution or enlargement of the rights granted hereunder.

6.  Notice Concerning Tax Matters.

The Company makes no representation about the tax treatment to the Award Recipient with respect to the receipt of the Restricted Stock Award or the acquisition, holding or disposition of the Awarded Shares. The Award Recipient is urged to consult a professional tax adviser of his or her own choosing for advice as the tax consequences (including the application of Section 83 of the Code) of receiving a Restricted Stock Award or of holding or selling Awarded Shares issued pursuant to the Restricted Stock Award.

7.  Governing Law; Etc.

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of the Award Recipient and the successors and assigns of the Company, but shall not be assigned by the Award Recipient at any time without the prior written permission of the Company.

8.  Definitions.

8.1  “Agreement” has the meaning defined in the Preamble above.

8.2  “Award Recipient” has the meaning defined in the Preamble above.

8.3  “Awarded Shares” has the meaning defined in Section 1 above.

8.4  “Board” means the Board of Directors of the Company.

8.5  “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended, and the regulations promulgated thereunder.

8.6  “Committee” has the meaning defined in Section 2.4(d) above.

8.7  “Common Stock” has the meaning defined in Section 1 above.

8.8  “Date of Grant” has the meaning defined in the Preamble above.

8.9  “Designated Beneficiary” has the meaning defined in Section 2.4 above.

8.10  “Disability” means “permanent and total disability” within the meaning of Code Section 22(e)(3).

8.11  “Plan” has the meaning defined in Section 1 above.

8.12  “Restricted Stock Award” has the meaning defined in Section 1 above.

8.13  “Service” means the performance of work for the Company as an employee or an independent contractor.

8.14  “Service Requirement” has the meaning defined in Section 2.3 above.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first appearing above.

______________________________________________ Award Recipient Address:
Southern Connecticut Bancorp, Inc. By:__________________________________________________ Title: